Exhibit 1

                   COMMONWEALTH ENERGY SYSTEM

                      LIST OF SUBSIDIARIES

                        DECEMBER 31, 1997



Advanced Energy Systems, Inc.

Cambridge Electric Light Company

Canal Electric Company

COM/Energy Acushnet Realty

COM/Energy Cambridge Realty

COM/Energy Freetown Realty

COM/Energy Marketing, Inc.

COM/Energy Research Park Realty

COM/Energy Resources, Inc.

COM/Energy Services Company

COM/Energy Steam Company

COM/Energy Technologies, Inc.

Commonwealth Electric Company

Commonwealth Gas Company

Darvel Realty Trust

Hopkinton LNG Corp.